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                                 EXHIBIT 10(l)

                       1994 MANAGEMENT INCENTIVE PROGRAM
                              (STOCK OPTION PLAN)
             SUMMARY OF INFORMATION AND PROSPECTUS FOR PARTICIPANTS


 I.  Purpose of the 1994 Management Incentive Program

          The 1994 Management Incentive Program ("Program") under which all Stock Options are granted was developed to further the interests of Cyprus Amax Minerals Company ("Company"), its participating subsidiaries and its shareholders by providing incentives in the form of stock option grants to employees who contribute materially to the success and profitability of the Company and such subsidiaries. Such grants will recognize and reward those employees and create for them an interest in the Company parallel to that of the shareholders, thus enhancing the proprietary and personal interest of such persons in the Company's continued success and progress. This Program will also enable the Company and its subsidiaries to attract and retain key personnel.

          The Program may be amended or terminated (except as to outstanding options) by action of the Board. The shares of Cyprus Amax common stock to be offered by the Company pursuant to this Program may be reacquired, purchased, or unissued shares.

          The total number of shares for which options may be granted during 1994 will be 500,000 shares.

II.  Basis for Grant Levels

          The Compensation and Benefits Committee ("Committee") has the discretion to determine the number of options granted to an individual participant. The actual number of options granted to a participant may be based on, among other factors, the grade level of the participant's position as well as the individual's performance and contribution to the Company.

III. Definition of Important Dates and Events Used in the Management Incentive Program

     A. Grant Date: The date established by the Committee for Stock Option grants. The fair market value, which is the average of the high and low Cyprus stock price on that date, establishes the exercise price of the Stock Option. In 1994, the grant date is February 10, 1994. Eligibility for a grant requires active employment on the date of the grant.

     B. Vesting Date: The date on which a portion of or all of the Stock Options become exercisable. Stock Options become exercisable two years from the date of grant.



THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

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     C.   Exercise Date:  The date on which Stock Options are actually exercised. This is defined as the date on which a properly completed Notice of Exercise form and payment for the stock are received in
                                  ---
          Corporate Compensation, Attention:  Jean M. Marshall.

     D. Expiration Date: The Stock Options expire ten years from the grant date.

     E. Date of Termination of Employment: If the employment of a participant terminates for any reason other than death, disability or retirement, the Stock Option will expire 30 days following date of termination or earlier if the expiration date of the Stock Option falls within that 30-day period. Any Stock Options which are exercisable as of the date of termination must be exercised during this period or they automatically expire. Stock Options which are not exercisable as of the date of termination of employment are cancelled as of the date of termination.

     F. Termination Due to Death: Any Stock Options which are exercisable as of the date of death of a participant, who is an employee, may be exercised by the beneficiary of the participant for a period of one year from the date of death, but in no case after the expiration date of the Stock Options.

     G. Retirement: Stock Options which are exercisable as of the date of retirement will be exercisable for a period of three years from the date of retirement, but in no case after the expiration date of the Stock Options. Stock Options which are not exercisable as of the date of retirement are cancelled as of the date of retirement. If, after retirement, a participant dies, his/her beneficiary may exercise any remaining exercisable Stock Options during the remainder of the three-year period plus an additional three months, but again, in no case after the expiration date.

     H. The Program does not qualify under Section 401(a) of the Internal Revenue Code of 1986 (the "Code") and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

IV.  Tax Treatment of Non-Qualified Stock Options (NQSOs)

          NQSOs are not taxable on the date of grant. However upon exercise, the excess of the fair market value of the stock at exercise over the exercise price is treated as compensation to the individual and taxed as ordinary income. The participant's basis in the stock equals the amount of ordinary income recognized at the time of exercise plus the exercise price paid for the stock. When the stock is later sold, the individual will be taxed on the difference between the fair market value on the date of exercise (the adjusted basis of the stock) and the selling price. This will be capital gain or loss and will be either long-term or short-term depending on the holding period from the date of exercise. Participants will be required to make payment to the Company for applicable withholding taxes at or prior to delivery of the stock. NQSOs are not considered a preference item for AMT purposes.

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V.   Exercising Stock Options - Administrative Procedures

     A.   Corporate Organization

          Processing your Stock Option exercise request involves four separate Corporate Departments. The responsibilities of each department and individuals authorized to process Stock Option exercises are listed below for your information:

          1)  Corporate Compensation
              ----------------------

               Contacts:   Jean M. Marshall - extension 5303
                           Cathy Arrendale - extension 5420

               Responsibilities: Primary contact for all questions regarding Stock Options, Stock Option exercises, and status of exercises. The Corporate Compensation Department is responsible for maintaining all correspondence regarding Stock Options and Stock Option exercises. The Department also receives all Stock Option exercise forms and initiates the exercise process, checking exercise forms for correctness and verifying that the participant may exercise the stock as requested.

          2) Corporate Law Department
             ------------------------

               Contacts:  Kathleen Gormley - extension 5824
                          Dale Huffman - extension 5155

               Responsibilities: The Law Department assists individuals in determining whether they have any "inside information" (confidential Company information which if known to the public would affect the price of Cyprus Amax stock) which may subject an individual exercising Stock Options at that particular time to liability under the Federal Securities Laws if shares are sold. Most often the Law Department will contact the employee to discuss these matters.

          3) Corporate Payroll Department
             ----------------------------

               Contacts:   Veronica Driscoll - extension 5317
                           Julie Comstock - extension 5558

               Responsibilities: The Corporate Payroll Department reverifies that the individual may exercise the Stock Option, calculates the taxable income and the tax liability for NQSO stock, collects the tax liability, enters appropriate information into payroll system for W-2 purposes, and enters the exercise information into the computerized Stock Option tracking system.

          4) Corporate Treasury Department
             -----------------------------

               Contact:    Ruthann Moomy - extension 5055

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               Responsibilities:  The Corporate Treasury Department orders the stock certificate from the Company transfer agent. Once the certificate is received, Treasury records the stock certificate number for monitoring purposes and distributes the stock certificate. If the participant is in Englewood, they are notified that the certificate is ready for pickup or, if the participant is at a field location, the stock certificate is sent by overnight delivery to the appropriate office under "confidential cover".

     B.   Administrative Procedures for Exercise of Stock Options

          1. Complete a Notice of Exercise of Stock Options form (copy enclosed). Please ensure that the following are completed: a) Date of Grant, b) Price per Share, c) Number of Shares being Exercised, d) Method of Payment, e) Name(s) for Stock Certificate Registration, f) Delivery Instructions for Stock Certificate, g) Social Security Number, h) Signature, i) Address and j) Telephone Numbers.

          2. If payment for Stock Options is made by check, make check payable to Cyprus Amax Minerals Company for the full amount being exercised. (Round to the nearest penny).

          3. Mail exercise form and check to:  Corporate Compensation
                                               Stock Option Program
                                                 Administrator
                                               Attention:  Jean M. Marshall
                                               9100 East Mineral Circle
                                               Englewood, CO   80112

            OR Hand deliver to either:         Jean M. Marshall  Mail Code 317N
            --
                                               Cathy Arrendale  Mail Code 313N

          4. The Payroll Department will calculate the withholding tax liability to you at the time you exercise a Non-Qualified Stock Option and will send you a statement showing the tax incurred. The income on the gain as of the date of exercise and the taxes withheld (paid by you to Cyprus Amax Minerals Company) will then be reported on your W-2 statement at year end. The Company may require you to pay the tax liability directly to the Company prior to delivering the stock certificate(s). In most cases, the Company will allow a participant who is actively employed by the Company or a subsidiary, at the time an option is exercised, a period of two weeks to make the tax payment.

          5. When the stock certificate(s) are received, the Treasury Department will call you for pickup if you are Englewood based, or send out Federal Express to the mine site/office if you are field based. If the stock certificates are to be sent directly to a lender, broker, or other third party, please provide written delivery instructions, including the telephone number of a person to contact, along with your exercise form.

             If you are going to be out of the office, or if you are at a field location and plan to travel to Englewood, call the Treasury Department. They can hold the certificate until you can personally pick it up.

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          6. Normally, Stock Option exercises can be processed and stock certificates delivered within 3-4 days for Englewood participants or 4-5 days for field participants. However, delays in processing can occur. Therefore, the issuance of a sell order for stock before a participant's receipt of a stock certificate will be at the participant's own risk. Moreover, a sale of stock following the exercise would be inappropriate if the participant has access to inside information (non-public, material information). If you believe you may have access to inside information and you are planning to buy or sell Cyprus Amax stock, you should seek advice from the Corporate Law Department of Cyprus Amax Minerals Company.

If there is any conflict between this summary and the 1994 Management Incentive Program of Cyprus Amax Minerals Company and its participating subsidiaries, the Program will govern.

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